EXHIBIT 99.1

CONSUMERS ENERGY ANNOUNCES AGREEMENT TO BUY
946 MEGAWATT NATURAL GAS POWER PLANT
TO HELP MEET GROWING POWER NEEDS OF CUSTOMERS

JACKSON, Mich., May 25, 2007 – Consumers Energy has signed an agreement to buy a 946 megawatt natural gas-fired power plant to help meet the growing power needs of its customers.

The utility reached an agreement with LS Power Group to buy the Zeeland, Mich., plant for about $517 million. Consumers Energy will ask the Michigan Public Service Commission (MPSC) to approve the acquisition. Consumers Energy expects to close the purchase in 2008, subject to MPSC approval and other closing conditions.

Consumers Energy’s president and chief operating officer, John Russell, said the pending purchase fits in well with the utility’s Balanced Energy Initiative, which it filed recently with the MPSC. The Balanced Energy Initiative is Consumers Energy’s comprehensive plan to meet the energy needs of its 1.8 million electric customers over the next 20 years. Buying or building a major natural gas-fired power plant is a key part of the Balanced Energy Initiative.

“This plant will help provide the power we need to meet the growing needs of our customers in the most cost-effective way. Buying this plant costs less than building a new plant of the same size and it can be available to serve our customers next year,” Russell said.

J.P. Morgan Securities Inc. served as Consumers Energy’s financial adviser for this transaction.

Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), provides natural gas and electricity to nearly 6.5 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

LS Power Group was founded in 1990 and is a fully integrated investment, development and asset management group of companies focused on the power industry.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “Forward-Looking Statements and Risk Factors” found in the Management Discussion and Analysis sections of CMS Energy’s and Consumers Energy’s Forms 10-Q for the quarter ended March 31, 2007 (CMS Energy’s and Consumers Energy’s “Forward-Looking Statements and Risk Factors” sections are both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information about Consumers Energy, visit our Website at www.consumersenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590